EXHIBIT 99.1

Cytta Announces Officer Resignation

Michael Chermak, Chief Administrative Officer resigned to focus on Reticulate Micro, Inc.

Las Vegas, NV--(Accesswire – January 23, 2023) – Cytta Corp (“Cytta”) today announces the resignation of Michael Chermak, Chief Administrative Officer. Mr. Chermak will now be focused on his role at Reticulate Micro, Inc. as Executive Chairman.

Gary Campbell stated “Mr. Chermak has for several years been my strong right arm at Cytta and his focus on the complete administrative side of our operations has been pivotal in moving Cytta through the development stages of our exciting technology. Mr. Chermak has made a memorable contribution to Cytta, and its shareholders, and we are all grateful for his many successful initiatives. Mr. Chermak will now be directing his energies in  the crucial role of the direction and development of Reticulate Micro and the rapid development of the SUPR technology. Mr. Campbell further stated, ”As Cytta, and ultimately its shareholders, are the largest shareholder and thus beneficiaries of the Reticulate Micro entity, its success is of paramount importance for all our stakeholders. We are most grateful that Mr. Chermak will now be focusing exclusively on this consequential enterprise.”

Mr. Chermak stated “I thank Gary and his team at Cytta for the opportunity and environment they provided to enable us all to achieve so many exciting things together.  I remain especially excited for Cytta’s future with the deployment of the IGAN 2.0 SaaS product and am proud of the role we have all played in bringing this exciting new technology to market.”

Cytta will be announcing the new team members joining Cytta in the very near future.

About Cytta Corp.

Cytta Corp(OTCQB:CYCA) has created video/audio integration software with AI capability, advanced video compression, and portable/SaaS hardware/software systems that solve real-world problems in large markets. Cytta's IGAN 2.0 collaborative dashboard integrates all video and audio streams, enabling collaborative interactivity while providing relevant, actionable information on an ongoing basis.

The IGAN 2.0 is a cloud based SAAS communication network providing a multifunctional tool for sharing realtime video, video/voice calls and chat interaction. The interactive desktop/mobile user interface provides quick visual reference and multiparty collaboration with streaming video, location maps, messages, and communications (video/voice/text). The IGAN collaborative video, voice, chat and media integration tool makes it easy to share and store critical real time data, such as video feeds, images, chat, files, messages, location maps and media. IGAN's complete encrypted cloud accessibility allows access as a web application for desktop and mobile devices, or with native iOS and Android mobile apps, all with end-to-end encryption for all users.

The IGAN 2.0 is a practical, valuable, and irreplaceable tool for police, firefighters, first responders, emergency medical workers, industry, environmental and emergencies, security, military, and their command centers in a crisis. It also allows connected venues such as schools, malls, event venues, and religious locations to be connected and monitor their situation, as well as immediately make their data directly available to law enforcement during emergencies.

Cytta's products enable and empower the world to collaborate and consume higher-quality video/audio/information anywhere and anytime. For more information, please visit cytta.com and the new Corporate Cytta Video Channel on YouTube to view Cytta's recent corporate discussion videos.

Cytta Corp

Phone: 855-511-IGAN (4265)

http://www.cytta.com

info@cytta.com

Gary Campbell, CEO

Direct (702) 900-7022

Gary@cytta.com

Natalia Sokolova, Investor Relations

Direct (424) 333-0595

Natalia@cytta.com

Safe Harbor Statement / Forward-Looking Statements

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks, including those disclosed under the heading “Risk Factors” in the reports that we file with the U.S. Securities & Exchange Commission. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

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